Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114087

April 30, 2004

To the Shareholders of Issaquah Bancshares, Inc.:

     On February 11, 2004, Cascade Financial Corporation and its subsidiary, Cascade Bank entered into a merger agreement with Issaquah Bancshares, Inc. and its subsidiary, Issaquah Bank. The merger is subject to the approval of Issaquah Bancshares’ shareholders at a special meeting on May 24, 2004, and regulatory approvals. If the transaction is approved by the shareholders of Issaquah Bancshares, Inc., the companies anticipate that the effective date of the merger will be on or about June 3, 2004.

     The merger agreement provides that upon completion of the merger, you will be entitled to receive shares of Cascade common stock, cash or a combination of both in exchange for your Issaquah shares. Enclosed are materials that enable you to elect the form of consideration you would prefer to receive in exchange for your shares of Issaquah common stock. The election period will end at 5:00 p.m., Pacific Daylight Time, on Tuesday, June 1, 2004.

     To make your election, please complete the enclosed Election Form and send it, along with your Issaquah stock certificates, to Mellon Investor Services LLC (the “Exchange Agent”) in the enclosed pre-addressed reply envelope. Special instructions are provided to assist you in completing the form. You should follow these instructions carefully so that the Exchange Agent will be able to process your election for you promptly after the election period has ended and the merger is completed.

     If your certificates have been lost or stolen, you should contact Ward Smith of Issaquah Bank immediately at (425) 392-8000.

     Please review the proxy statement/prospectus (which you previously received in connection with Issaquah’s special meeting of shareholders) and Frequently Asked Questions for further information regarding the election process. Questions regarding the completion of the Election Form or the delivery of your Issaquah common stock certificates should be directed to Mellon Investor Services LLC at 1-888-213-0972. You may also contact Lars Johnson, Cascade’s Chief Financial Officer at (425) 259-8533.

     We are enthusiastic about the opportunities presented by the combination of our two companies and look forward to increasing our presence in the attractive and growing East King County market.

Sincerely,

President and Chief Executive Officer Cascade Financial Corporation	President and Chief Executive Officer Issaquah Bancshares, Inc.

2828 Colby Avenue, Everett WA 98201
Service Center 800-326-8787 | cascadebank.com | NASDAQ: CASB

ELECTION INFORMATION – NOMINEES

THE RIGHT TO MAKE AN ELECTION WILL EXPIRE AT 5:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 1, 2004. THE COMPANIES ANTICIPATE THE EFFECTIVE DATE OF THE MERGER WILL BE ON OR ABOUT JUNE 3, 2004. IF FOR ANY REASON THE EFFECTIVE DATE IS MATERIALLY DELAYED AND THE ELECTION DEADLINE IS EXTENDED, WE WILL ANNOUNCE THE DATE IN A LETTER TO SHAREHOLDERS IN A PRESS RELEASE, ON OUR WEBSITES AT WWW.CASCADEBANK.COM AND WWW.ISSAQUAH-BANK.COM AND IN A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

April 30, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     CASCADE FINANCIAL CORPORATION (“Cascade”) and ISSAQUAH BANCSHARES, INC. (“Issaquah”) have entered into an agreement, under which Issaquah will merge into Cascade and Issaquah Bank will merge into Cascade Bank. Completion of the merger is conditioned upon the approval of Issaquah’s shareholders at a special meeting on May 24, 2004, and the receipt of regulatory approvals. The vote of the shareholders of Cascade is not required to complete the merger.

     Under the terms of the merger agreement, which are more fully explained in the proxy statement/prospectus dated April 17, 2004, which was mailed to Issaquah shareholders previously, Issaquah shareholders may elect to exchange their Issaquah shares in the merger for cash or Cascade stock, or a combination, by choosing from among the following three options:

(1)	all shares of Cascade common stock (the “All Stock Election”),

(2)	all cash (the “All Cash Election”), or

(3)	a predetermined split of cash and stock based on the overall mix of cash and stock to be issued in the merger (the “Split Election”).

     All elections (other than the split election) are subject to the allocation procedures described in the proxy statement/prospectus if too many shareholders elect one form of consideration over the other, since the total amount of cash and number of shares payable by Cascade in the merger are fixed.

     Issaquah shareholders who hold shares through you or your nominee may only make an election by instructing you to complete and deliver the enclosed Election Form. If they do not instruct you to complete and deliver a valid Election Form, they will receive Cascade common stock in the merger, unless this would result in the limit on the number of Cascade shares being exceeded, in which case such shareholders will be paid cash for their shares to the extent necessary to avoid an oversubscription for Cascade shares.

     For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

•	an Election Form, which includes a Substitute Form W-9 (facsimile copies of the Election Form may be used),

•	a proposed client letter which you may wish to use to obtain instructions from your clients,

•	Frequently Asked Questions regarding the merger, which you may wish to distribute to your clients, and

•	Guidelines of the IRS for the Certification of Taxpayer Identification Number on Substitute Form W-9.

YOUR PROMPT ACTION IS REQUIRED: PLEASE CONTACT YOUR CLIENTS AS SOON AS POSSIBLE.

     For an election to be valid, the Exchange Agent, Mellon Investor Services LLC must receive a duly executed and properly completed Election Form (or manually signed facsimile thereof), including any required signature guarantees or other documents, together with certificate(s) representing surrendered shares before the Election Deadline.

     No fees or commissions will be payable by Cascade or Issaquah, or any officer, director, shareholder, agent or other representative of Cascade or Issaquah to any broker, dealer or other person, for soliciting surrender of shares pursuant to the election process (other than fees paid to the Exchange Agent (Mellon Investor Services LLC) for its services in connection with the election and exchange process).

Any inquiries you may have with respect to the election should be addressed to Mellon Investor Services LLC at 1-888-213-0972.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CASCADE OR ISSAQUAH, THE EXCHANGE AGENT, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE ELECTION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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ELECTION INFORMATION — ISSAQUAH SHAREHOLDERS

THE RIGHT TO MAKE AN ELECTION WILL EXPIRE AT 5:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 1, 2004. THE COMPANIES ANTICIPATE THE EFFECTIVE DATE OF THE MERGER WILL BE ON OR ABOUT JUNE 3, 2004. IF FOR ANY REASON THE EFFECTIVE DATE IS MATERIALLY DELAYED AND THE ELECTION DEADLINE IS EXTENDED, THE COMPANIES WILL ANNOUNCE THE DATE IN A LETTER TO SHAREHOLDERS, IN A PRESS RELEASE, ON THEIR WEBSITES AT WWW.CASCADEBANK.COM AND WWW.ISSAQUAH-BANK.COM AND IN A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

April 30, 2004

To Our Clients:

     CASCADE FINANCIAL CORPORATION (“Cascade”) and ISSAQUAH BANCSHARES, INC. (“Issaquah”) have entered into an agreement under which Issaquah will merge into Cascade and Issaquah Bank will merge into Cascade Bank. Completion of the merger is conditioned upon the approval of Issaquah’s shareholders at a special meeting on May 24, 2004, and the receipt of regulatory approvals. The vote of the shareholders of Cascade is not required to complete the merger.

     Under the terms of the merger agreement, which are more fully explained in the proxy statement/prospectus dated April 17, 2004, which was mailed to you previously, Issaquah shareholders may elect to exchange their Issaquah shares in the merger for cash or Cascade stock, or a combination, by choosing from among the following three options:

1.	Exchange all of your Issaquah shares for Cascade shares (the “All Stock Election”). The actual amount of stock that you will receive for each of your Issaquah shares will not be determined until the third trading day immediately prior to the effective date of the merger, based on the average closing price of Cascade common stock on Nasdaq over the 20 preceding trading days. The per-share stock consideration will then be determined based on a formula described in the proxy statement/prospectus. Your share election is subject to adjustment if the elections of all Issaquah shareholders would cause more than 1,188,268 shares of Cascade common stock to be issued in the merger.

2.	Exchange all of your Issaquah shares for cash (the “All Cash Election”). The actual amount of cash that you will receive for each of your Issaquah shares will not be determined until the third trading day immediately prior to the effective date of the merger, based on the average closing price of Cascade common stock on Nasdaq over the 20 preceding trading days. The per-share cash consideration will then be determined based on a formula described in the proxy statement/prospectus. Your cash election is subject to adjustment if the elections of all Issaquah shareholders would cause more than $9,192,105 in cash to be paid by Cascade in the merger.

3.	Exchange all of your Issaquah shares for a predetermined split of Cascade shares and cash based on the percentages of stock and cash to be paid by Cascade in the merger (the “Split Election”). The actual percentages of stock and cash that you will receive under this election for each of your Issaquah shares will not be determined until the third trading day immediately prior to the effective date of the merger, based on the average closing price of Cascade common stock on Nasdaq over the 20 preceding trading days. The stock percentage and cash percentage will then be determined based on a formula described in the proxy statement/prospectus. The split election is expected to be approximately 70% stock with the balance in cash.

     All elections (other than the Split Election) are subject to the allocation procedures described in the proxy statement/prospectus if too many shareholders elect one form of consideration over the other, since the total amount of cash and number of shares payable by Cascade in the merger are fixed.

     Regardless of which election you make, the payment provisions of the merger agreement are intended to cause the value of the per share consideration that Issaquah shareholders receive to be substantially equivalent as of the end of the 20-trading day valuation period. Tables are included at pages 20 and 22 of the proxy statement/prospectus which illustrate how the merger consideration and the amounts of Cascade common stock and cash that may be received based on the All Stock, All Cash and Split Elections by Issaquah shareholders may change based on varying assumptions of the average closing price of Cascade’s common stock as of the end of the valuation period.

     You may make your election only by completing the attached Election Instructions to Nominee. Because we are the holder of record for your shares, only we can make an election for your shares in accordance with your instructions. Please instruct us how to exchange your shares. If you do not instruct us to make an election, or you miss our processing deadline and we are unable to comply with the companies’ election deadline, we will not make an election for you and you will receive only Cascade common stock in the merger, unless this would result in the limit on the total number of Cascade shares being exceeded, in which case you will be paid cash for your shares selected by the Exchange Agent in a pro rata selection process to the extent necessary to avoid an oversubscription for Cascade shares.

     This election applies only to the shares of Issaquah that we hold beneficially for you. If you have Issaquah shares registered directly with Issaquah, you will receive additional election materials and will need to complete the Election Form you receive in

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those materials, in accordance with that form’s instructions, in order to make a valid election with respect to those shares.

     Please note the following:

•	The companies cannot guarantee that you will receive your election choice. The actual per share stock consideration and per share cash consideration to be paid to Issaquah shareholders cannot be determined until the third trading day immediately prior to the effective date of the merger, and will depend on the average closing price of Cascade shares during the 20 preceding trading days. The companies intend to announce these amounts promptly after their determination. The amounts will also be available on Cascade’s website at www.cascadebank.com and on Issaquah’s website at www.issaquah-bank.com, and by calling the Exchange Agent at 1-888-213-0972.

•	Cascade will not issue fractional shares in the merger. Instead, Cascade will pay cash for any fractional shares issued based on the average closing prices of Cascade common stock over the 20-trading day valuation period.

•	This election applies only to those shares of Issaquah that we hold beneficially for you. If you have Issaquah shares registered directly with Issaquah, you will receive additional election materials and will need to complete the Election Form you receive in those materials, in accordance with that form’s instructions, in order to make a valid election with respect to such shares.

•	Because individual circumstances may differ, shareholders should consult their tax advisors to determine the tax effect to them of receiving Cascade shares or cash, including the application and effect of foreign, state, local or other tax laws.

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Please provide your instructions to us by checking the appropriate box below and signing where indicated:

ELECTION INSTRUCTIONS TO NOMINEE

☐	Exchange all of my Issaquah shares for Cascade shares (the “All Stock Election”).

☐	Exchange all of my Issaquah shares for cash (the “All Cash Election”).

☐	Exchange all of my Issaquah shares for a predetermined split of Cascade shares and cash based on the overall mix of stock and cash to be paid by Cascade in the merger (the “Split Election”).

☐	No preference.

If you do not mark any option, or if you do not return this form to us in a timely manner, you will receive Cascade common stock in the merger, unless this would result in the limit on the total number of Cascade shares being exceeded, in which case you will be paid cash for your shares selected by the Exchange Agent in a pro rata selection process to the extent necessary to avoid an oversubscription for Cascade shares.

Account Number

Signature of Shareholder	Signature of Shareholder (if joint account)	Daytime Phone including Area Code

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT YOUR OPTION AND RISK. IF DELIVERED BY MAIL, REGISTERED OR CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY.

If you have any questions, please contact us, or contact Mellon Investor Services LLC directly at 1-888-213-0972.

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CASCADE FINANCIAL CORPORATION/ISSAQUAH BANCSHARES, INC.

Frequently Asked Questions About Electing Merger Consideration

     1.       What should I do with the Election Form?

     In connection with the merger of Issaquah Bancshares, Inc. (“Issaquah”) into Cascade Financial Corporation (“Cascade”), you may elect to receive Cascade common stock, cash or a combination of both in exchange for your shares of Issaquah common stock. Your choices are described in the attached materials. To make your election, you must properly complete the Election Form and return it to the Exchange Agent, along with your Issaquah stock certificates, before the Election Deadline.

     2.       What is the deadline for completing the Election Form and submitting it to the Exchange Agent?

     The Election Deadline is 5:00 p.m. Pacific Daylight Time on June 1, 2004. If you do not deliver your completed Election Form and your Issaquah stock certificates to the Exchange Agent before the Election Deadline, you will be deemed to have elected to receive all stock and may receive Cascade common stock, cash or a combination of both, depending on the elections made by other Issaquah shareholders. (Please see Question 11 below.)

     Because the Election Deadline is absolute, you may wish to consider sending your Election Form and Issaquah stock certificates by express delivery or registered mail. We recommend that you send the materials via return-receipt, registered mail, insure the contents for 3% of the value of the exchange to cover the lost certificates bond, and retain the Post Office (or delivery service) receipt verifying the time and date of delivery.

     3.       When will the merger be completed?

     The merger is currently expected to occur on or about June 3, 2004, subject to the approval of Issaquah’s shareholders and the receipt of required regulatory approvals. For current information regarding the transaction and the closing prices of Cascade common stock, please contact the Exchange Agent toll-free at 1-888-213-0972. You can also visit Cascade’s website at www.cascadebank.com for certain current information about the transaction.

     4. What will I receive as a result of the merger?

     If the merger is completed, for each share of Issaquah common stock you held as of the Effective Date of the merger you will receive either Cascade common stock or cash with a value of between $64.50 and $85.50 per share, depending on the Average Closing Price of Cascade common stock during the 20-day Valuation Period prior to the Effective Date. However, because the total amounts of cash and Cascade stock to be paid in the merger are fixed, regardless of your choice, you may actually receive a combination of cash and shares of Cascade stock for your Issaquah shares depending on the elections made by other Issaquah shareholders. (Please see Question 8 below.) The Exchange Agent will calculate the Merger Consideration for each Issaquah shareholder after it receives all of the Election Forms and tallies the results.

     5.       How will the Per Share Cash Consideration and Per Share Stock Consideration be calculated?

     The actual Per Share Stock Consideration and Per Share Cash Consideration to be paid to Issaquah shareholders cannot be determined until the third trading day immediately prior to the Effective Date. We intend to announce these amounts when known. The amounts will also be made available on Cascade’s website at www.cascadebank.com and on Issaquah’s website at www.issaquah-bank.com, and by calling the Exchange Agent toll-free at 1-888-213-0972.

     The actual value of the Per Share Cash Consideration and the Per Share Stock Consideration will be calculated by:

(1) dividing the sum of:

(i) the Average Closing Price of Cascade common stock during the 20-day Valuation Period multiplied by 1,188,268 shares of Cascade common stock (which is the aggregate number of shares of Cascade common stock that Cascade will issue pursuant to the merger), and

(ii) $9,192,105 (which is the aggregate amount of cash Cascade will pay pursuant to the merger), by

(2) the number of shares of Issaquah common stock outstanding as of February 11, 2004, the date of the merger agreement (408,538 shares).

Any additional shares issued by Issaquah after that date pursuant to the exercise of outstanding Issaquah options will receive the same per share value, but are not factored into the above equation.

     The formula described above is intended to substantially equalize the value of the consideration to be received for each share of Issaquah common stock in the merger as measured during the Valuation Period, regardless of whether an Issaquah shareholder elects to receive all Cascade common stock, all cash, or a combination.

     The market value of Cascade common stock fluctuates, and therefore, its market value on the date that it is received by an Issaquah shareholder will likely differ from the market value of Cascade common stock at other times, including its current market value.

     6.       What will I receive if I choose all stock, all cash, or the predetermined split of stock and cash?

     The following tables, which also appear in the proxy statement/prospectus at pages 20 and 22, illustrate how the value of the Merger Consideration and the amounts of Cascade common stock and cash that may be received based on an all stock, all cash and split elections by Issaquah shareholders may change depending on fluctuations in the price of Cascade’s common stock:

EXAMPLES OF MERGER CONSIDERATION

		Per Share
Average Closing	Transaction	Stock Consideration	Value of Per	Per Share
Price During	Value	(Shares of Cascade	Share Stock	Cash	% of Transaction	% of Transaction
Valuation Period	(in 000s)	Common Stock)	Consideration	Consideration	Value Paid in Stock	Value Paid in Cash
$14.44	$26,351	4.4668x	$64.50	$64.50	65.1%	34.9%
$14.50	$26,422	4.4603x	$64.67	$64.67	65.2%	34.8%
$15.00	$27,016	4.4086x	$66.13	$66.13	66.0%	34.0%
$15.50	$27,610	4.3602x	$67.58	$67.58	66.7%	33.3%
$16.00	$28,204	4.3148x	$69.04	$69.04	67.4%	32.6%
$16.50	$28,799	4.2722x	$70.49	$70.49	68.1%	31.9%
$17.00	$29,393	4.2321x	$71.95	$71.95	68.7%	31.3%
$17.50	$29,987	4.1943x	$73.40	$73.40	69.3%	30.7%
$18.05	$30,640	4.1551x	$75.00	$75.00	70.0%	30.0%
$18.50	$31,175	4.1248x	$76.31	$76.31	70.5%	29.5%
$19.00	$31,769	4.0928x	$77.76	$77.76	71.1%	28.9%
$19.50	$32,363	4.0624x	$79.22	$79.22	71.6%	28.4%
$19.90	$32,839	4.0392x	$80.38	$80.38	72.0%	28.0%
$20.50	$33,552	4.0061x	$82.13	$82.13	72.6%	27.4%
$21.00	$34,146	3.9800x	$83.58	$83.58	73.1%	26.9%
$21.50	$34,740	3.9551x	$85.03	$85.03	73.5%	26.5%
$21.66	$34,930	3.9474x	$85.50	$85.50	73.7%	26.3%

ILLUSTRATIVE ELECTION ALTERNATIVES FOR A HOLDER
OF 100 SHARES OF ISSAQUAH COMMON STOCK

				ELECTION 2
	ELECTION 1			ALL CASH	ELECTION 3
	SPLIT ELECTION			ELECTION	ALL STOCK ELECTION [2]
	Cascade Shares Received				Cascade Shares Received
Assumed
Cascade							Cash Received
Average			Dollar				in Lieu of
Closing		Number of	Amount of			Number of	Fractional
Price	Value [1]	Shares [1]	Cash Received	Cash Received	Value [1]	Shares [1]	Shares
$14.44	$4,188	290	$2,262	$6,450	$6,440	446	$9.76
$14.50	$4,205	290	$2,262	$6,467	$6,467	446	$0.45
$15.00	$4,350	290	$2,263	$6,613	$6,600	440	$12.88
$15.50	$4,495	290	$2,263	$6,758	$6,758	436	$0.31
$16.00	$4,640	290	$2,264	$6,904	$6,896	431	$7.74
$16.50	$4,785	290	$2,264	$7,049	$7,046	427	$3.67
$17.00	$4,930	290	$2,265	$7,195	$7,191	423	$3.60
$17.50	$5,075	290	$2,265	$7,340	$7,333	419	$7.53
$18.05	$5,235	290	$2,266	$7,500	$7,491	415	$9.25
$18.50	$5,365	290	$2,266	$7,631	$7,622	412	$8.89
$19.00	$5,510	290	$2,266	$7,776	$7,771	409	$5.32
$19.50	$5,655	290	$2,267	$7,922	$7,917	406	$4.75
$19.90	$5,771	290	$2,267	$8,038	$8,020	403	$18.39
$20.50	$5,945	290	$2,268	$8,213	$8,200	400	$12.60
$21.00	$6,090	290	$2,268	$8,358	$8,358	398	$0.03
$21.50	$6,235	290	$2,268	$8,503	$8,493	395	$10.06
$21.66	$6,281	290	$2,269	$8,550	$8,534	394	$15.96

1.	These calculations assume that at the end of the Valuation Period, there are 408,538 shares of Issaquah common stock outstanding. These calculations also assume that there are no oversubscriptions of either

Cascade common stock or cash. In the event of oversubscription, the Exchange Agent will follow the allocation mechanism described under Question 8 below. All dollar amounts have been rounded to the nearest whole dollar.

2.	The value of any stock consideration is based on the assumed Average Closing Price of Cascade common stock. Cash will be paid in lieu of any fractional share and, accordingly, the values shown will be paid in the form of cash to the extent of such fractional share.

     Generally, as these tables illustrate, as the price of Cascade common stock increases, the number of shares of Issaquah common stock being exchanged for cash decreases and the number of shares being exchanged for Cascade common stock increases.

     7.       What will happen to fractional shares in the merger?

     If the conversion of Issaquah stock into Cascade common stock results in a fractional share (for example, a half or a quarter of a share), the Exchange Agent will issue you a check for the value of this fractional interest based on the Average Closing Price of Cascade common stock. Fractional shares will not be issued in the merger.

     8.       Will I receive Merger Consideration in the form that I elect?

     In the merger, Cascade will issue 1,188,268 shares of Cascade common stock and pay $9,192,105 in cash (plus cash and stock with respect to Issaquah options exercised after February 10, 2004). Therefore, all cash and all stock elections are subject to proration to preserve these limitations on the amount of cash to be paid and the number of shares to be issued. As a result, even if you make the all cash election or the all stock election, you may nevertheless receive a combination of cash and stock.

     Oversubscription of the Cash Consideration. If the aggregate cash amount that would otherwise be paid by Cascade to Issaquah shareholders would be greater than $9,192,105 (without regard to options exercised after February 10, 2004, for which additional consideration is payable under the merger agreement), Cascade common stock will be issued in lieu of the excess to shareholders making an all cash election. In that situation, the following allocation mechanism will be used:

•	shareholders making a split election will receive a combination of Cascade stock and cash based on the applicable Stock Percentage and Cash Percentage;

•	shareholders making an all stock election (and shareholders not making any election) will receive all stock;

•	the Exchange Agent will determine the number of Cash Election Shares (from the shareholders electing all cash) that would be equal to the amount of the oversubscription and convert those shares into shares of Cascade stock (allocated pro rata among those affected shareholders);

•	all Cash Election Shares not converted into Cascade stock (as provided in the previous bullet point) would be converted into cash.

     Oversubscription of the Stock Consideration. If the aggregate cash amount that Cascade would pay to Issaquah shareholders who make an all cash election, or a split election is less than $9,192,105 (i.e. there is an “undersubscription of cash”), Cascade will pay cash to shareholders who do not make a valid election and, if necessary, to shareholders who make an all stock election to the extent of such undersubscription. In this situation, the following allocation mechanism will be used:

•	shareholders making a split election will receive a combination of Cascade stock and cash based on the applicable Stock Percentage and Cash Percentage;

•	shareholders making an all cash election will receive all cash;

•	the Exchange Agent will then select from among the non-electing shares and then, if necessary, from among the Stock Election Shares, the number of shares equal to the “undersubscription” of cash and convert those shares into all cash (such being allocated pro rata among those affected shareholders);

•	the Stock Election Shares and non-electing shares not selected by the Exchange Agent to be converted into cash (as provided in the previous bullet point) will be converted into Cascade stock.

     The allocation described above will be computed by the Exchange Agent as soon as practicable after the Election Deadline and may, if necessary, be computed after the Effective Date. The pro rata process to be used by the Exchange Agent will consist of an equitable pro rata process as will be determined by Cascade and reasonably satisfactory to Issaquah.

     9.       Do I have to send in my Issaquah stock certificates?

     Yes. Your Issaquah stock certificates should be returned with the Election Form.

     10.       What if I cannot locate my Issaquah stock certificates?

     If you cannot locate your Issaquah stock certificates, please contact Ward Smith at Issaquah Bancshares, Inc. at (425) 392-8000, as soon as possible to request replacement instructions. Please note that the replacement process can take as long as three weeks to complete and Issaquah may charge you a fee for posting a bond for the lost certificate.

     If the Exchange Agent does not receive your replacement certificates by the Election Deadline, you will be treated as if you missed the Election Deadline and your Issaquah shares will be deemed to be non-electing shares. (Please see Question 11 below.)

     Immediately following the Effective Date, all Issaquah shareholder records will be transferred to Cascade’s stock transfer agent, Mellon Investor Services LLC. After the Effective Date, please contact Mellon Investor Services LLC toll-free at 1-800-777-3674 with any questions regarding replacement of your Issaquah stock certificates.

     11.       What happens if I miss the Election Deadline or my Election Form is not properly completed, or if I indicate I have no preference as to the form of consideration that I will receive?

     If your Election Form and Issaquah stock certificates are not received by the Exchange Agent before the Election Deadline, or your Election Form is not properly completed, or if you indicate you have no preference as to the form of consideration you will receive, in each case, you will receive only Cascade common stock in the merger, unless this would result in the limit on the total number of Cascade shares being exceeded. (Please see Question 8 above.)

     12.       If the Exchange Agent does not receive my Election Form and Issaquah stock certificates before the Election Deadline, how will I exchange my Issaquah shares for Cascade common stock?

     If you do not properly complete and submit an Election Form to the Exchange Agent before the Election Deadline, the Exchange Agent will mail you a Letter of Transmittal within ten business days following the Effective Date with instructions on how to complete the Letter of Transmittal and return it to the Exchange Agent with your Issaquah stock certificates. If your properly completed Election Form is received by the Exchange Agent after the Election Deadline, you will not receive a Letter of Transmittal. However, you will be deemed to have elected “No Preference” and will receive only Cascade common stock in the merger, unless this would result in the limit on the total number of Cascade shares being exceeded. (Please see Question 8 above.)

     13.       Will I receive taxable income in the merger?

     Because individual circumstances may differ, shareholders should consult their tax advisors to determine the tax effect to them of receiving Cascade shares or cash, including the application and effect of foreign, state, local or other tax laws. The material federal tax consequences of the merger expected to be generally applicable to U.S. residents are discussed in the proxy statement/prospectus beginning at page 34. Neither Cascade, nor Issaquah, nor the Exchange Agent can provide you with tax advice.

     14.       How soon after the merger is completed can I expect to receive my Cascade common stock and/or check?

     Cascade will work with the Exchange Agent to distribute consideration payable in the merger as promptly as practicable following the completion of the merger. This task is expected to take up to 15 business days.

     15.       What will happen if the merger agreement is terminated because one or more conditions to the merger are not met?

     If the merger is not completed and the merger agreement is terminated, your Issaquah stock certificates will be returned to you promptly thereafter by the Exchange Agent.

     16.       What will happen if the merger is not completed on or about June 3, 2004, as currently expected?

     If for any reason the closing of the merger is substantially delayed and the Election Deadline is extended by the parties, Cascade and Issaquah will announce the date in a letter to shareholders, in a press release, on their websites at www.cascadebank.com and www.issaquah-bank.com and in a filing with the Securities and Exchange Commission, and provide appropriate instructions to Issaquah shareholders.

     17.       What is Cascade’s stock symbol?

     Cascade common stock trades on the Nasdaq Small Cap Market TM under the symbol “CASB.”

APPENDIX A

Definitions:

     “Average Closing Price” is the average of the closing sale prices of Cascade common stock as reported on Nasdaq during the Valuation Period.

     “Cash Election Shares” are shares held by an Issaquah shareholder who has made an all cash election.

     “Effective Date” is the date on which the merger will be completed.

     “Election Deadline” is the last day on which Election Forms will be accepted by the Exchange Agent for a valid election. The Election Deadline is 5:00 p.m. Pacific Daylight Time on Tuesday, June 1, 2004, unless extended by the parties to the merger.

     “Election Form” is the document Issaquah shareholders must complete in order to elect to receive Cascade common stock, cash or a combination of both in exchange for their shares of Issaquah common stock. This document must be properly completed and returned to the Exchange Agent before the Election Deadline. The Election Form must be accompanied by the shareholder’s Issaquah stock certificate(s), unless shares are held in street name (i.e., through a broker).

     “Exchange Agent” is Mellon Investor Services LLC. As Exchange Agent, Mellon Investor Services LLC is responsible for handling the exchange of shares of Issaquah common stock for Cascade common stock and/or cash. Mellon Investor Services LLC is also responsible for collecting the Election Forms and calculating the final distribution of Cascade common stock and cash.

     “Merger Consideration” is the Cascade common stock, cash or combination of both to be received in exchange for shares of Issaquah common stock in the merger.

     “Per Share Cash Consideration” is the amount of cash to be received for each share of Issaquah common stock being converted into cash.

     “Per Share Stock Consideration” is the number of shares of Cascade common stock to be received for each share of Issaquah common stock being converted into Cascade stock.

     “SEC” is the Securities and Exchange Commission.

     “Stock Election Shares” are shares held by a shareholder who has made an all stock election.

     “Valuation Period” is the twenty consecutive trading days ending on the fourth trading day before the Effective Date.

ISSAQUAH BANCSHARES, INC. ELECTION FORM

This Election Form is to be completed and submitted to the Exchange Agent by the Election Deadline of 5:00 p.m., Pacific Daylight Time on June 1, 2004. The Election Form allows you to elect to receive merger consideration in the form of shares of Cascade common stock (an “All Stock Election”), cash (an “All Cash Election”), or a predetermined split of both stock and cash based on the percentages of stock and cash payable by Cascade in the merger (a “Split Election”). The Election Form also allows you to indicate that you have “No Preference” as to the type of consideration that you receive in the merger. Your election is subject to the terms of the merger agreement, a copy of which was attached as appendix A to the proxy statement/prospectus sent to you in connection with the special meeting of shareholders.

I/we the undersigned, surrender to you for exchange the share(s) identified below. I/we certify that I/we have complied with all requirements as stated in the instructions below, was/were the registered holder(s) of the shares of Issaquah stock represented by the enclosed certificates, have full authority to surrender these certificate(s), and give the instructions in this Election Form and warrant that the shares represented by these certificates are free and clear of all liens, restrictions, adverse claims and encumbrances.

Please complete the back if you would like to transfer ownership or request special mailing.

Œ	Signature: This form must be signed by the registered holder(s) exactly as their name(s) appears on the certificate(s) or by person(s) authorized to sign on behalf of the registered holder(s) by documents transmitted herewith.

X

Signature of Stockholder	Date	Daytime Telephone #

X

Signature of Stockholder	Date	Daytime Telephone #

	SUBSTITUTE FORM W-9

PLEASE CERTIFY YOUR TAXPAYER ID OR SOCIAL SECURITY NUMBER BY SIGNING BELOW.

If the Taxpayer ID Number printed above is INCORRECT OR if the space is BLANK write in the CORRECT number here.	à	☐☐☐☐☐☐☐☐☐

Under penalties of perjury. I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3. I am a U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

Signature:	Date:

PLACE AN ☒ IN ONE ELECTION BOX ONLY

Ž ☐ All Cash Election Only	 ☐ All Stock Election Only
 ☐ Split Election
‘ ☐ No Preference

INSTRUCTIONS FOR COMPLETING THE ELECTION FORM

Œ	Sign, date and include your daytime telephone number in this Election Form in Box 1 and after completing all other applicable sections return this form and your stock certificates in the enclosed envelope.

	PLEASE SIGN IN BOX 2 TO CERTIFY YOUR TAXPAYER ID OR SOCIAL SECURITY NUMBER if you are a U.S. Taxpayer. If the Taxpayer ID or Social Security Number is incorrect or blank, write the corrected number in Box 2 and sign to certify. Please note that Mellon Investor Services may withhold 28% of your proceeds as required by the IRS if the Taxpayer ID or Social Security Number is not certified on our records. If you are a non-U.S. Taxpayer, please complete and return form W-8BEN.

Ž	If you are electing to receive all your shares in cash, please check this box only.

	If you are electing to receive all your shares in stock, please check this box only.

	If you are electing to receive your shares in a predetermined split of Cascade shares and cash based on the percentages of stock and cash to be paid by Cascade in the merger, please check this box only.

‘	If you do not have a preference to receive your shares in cash or stock, please check this box only.

’	To replace any lost, missing or destroyed certificates, please contact Ward Smith at Issaquah Bancshares, Inc., the transfer agent for Issaquah common stock, immediately at (425) 392-8000. Replacement of any lost, missing or destroyed certificates may require you to pay a service fee and/or provide an indemnity to Issaquah Bancshares, Inc.

“	If you want your Cascade common stock, check for fractional shares, and/or check for cash to be issued in another name, complete the Special Transfer Instructions in Box 8. Signature(s) in Box 8 must be medallion guaranteed.

”	Fill in Box 9, if mailing to someone other than the undersigned or to the undersigned at an address other than that shown on the front of this card.

HOW TO CONTACT MELLON INVESTOR SERVICES

By Telephone – 9 a.m. to 5:30 p.m. New York Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:
1-888-213-0972 (Toll Free)
From outside the U.S.:
201-373-5156 (Collect)

WHERE TO FORWARD YOUR ELECTION MATERIALS

By Mail:	By Overnight Courier:	By Hand:

Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Dept.	Attn: Reorganization Dept.	Attn: Reorganization Dept.
P.O. Box 3301	85 Challenger Road	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Mail Drop–Reorg	New York, NY 10271
Ridgefield Park, NJ 07660

“
Special Transfer Instructions

If you want your Cascade common stock, check for fractional shares, and/or check for cash to be issued in another name, fill in this section with the information for the new account name.		Signature Guarantee Medallion

Name (Please Print First, Middle & Last Name)		(Title of Officer Signing this Guarantee)

Address	(Number and Street)	(Name of Guarantor — Please Print)

(City, State & Zip Code)		(Address of Guarantor Firm)

(Tax Identification or Social Security Number)

”
Special Mailing Instructions

Fill in ONLY if mailing to someone other than the undersigned or to the undersigned at an address other than that shown on the front of this card.

Mail certificate(s) and check(s) to:

Name (Please Print First, Middle & Last Name)

Address	(Number and Street)

(City, State & Zip Code)